Exhibit 10(ae)





                        December 14, 1994



Robert L. Dilenschneider
Dilenschneider Group, Inc.
200 Park Avenue
26th Floor
New York, New York  10166

          Re:  Petros and Poolside Engagement Agreement
               ----------------------------------------

Dear Bob:

     Reference is made to the engagement and client relationship letter agreement dated October 25, 1994 between The Dilenschneider Group, Inc. ("DGI") and SafeCard Services, Inc. (the "Company"), under which DGI will provide corporate public relations and public affairs services to the Company in 1995.

     DGI has also presented the Company with proposals to provide, and has provided, market communications and promotion/publicity services in connection with the market introduction of three new businesses developed by the Company:

     (1) a business code-named "Petros" that will market reproductions of the worlds great museum collections commencing with the museums of the Vatican art collection, for which DGI will provide specific services to be agreed to by the parties within ten days of this letter (the "Petros Services");

     (2) a business code-named "Poolside" that will be engaged in the registration and protection of children, for which DGI will provide specific services to be agreed to by the parties within ten days of this letter (the "Poolside Services"); and

     (3) a business in connection with the PGA for which DGI will provide no further services or assistance.

     The Company accepts proposals for both Petros and Poolside, and in consideration of DGI's agreement herein and the services to be performed by DGI hereunder agrees to immediately pay DGI $180,000.00 to be applied by DGI to work and expenses that have already been performed or incurred on those projects. To the extent that work and expenses performed or incurred to date on these projects is less than $180,000.00, DGI will apply the remainder toward future services and expenses. Within 10 days DGI shall render to the Company a statement in accordance with the next paragraph of this letter setting forth the services performed on Petros and Poolside to the date of this letter.

     Any additional amounts due DGI for future Petros Services or Poolside Services shall be billed by DGI in accordance with the next paragraph of this letter based on the hourly rates of DGI staff members as set forth on Schedule A; expenses incurred by DGI shall be billed and paid for under the terms and conditions of the October 1994 Engagement Letter.

     All statements for DGI's services should include a summary of the kinds of services rendered during the relevant period accompanied by a detailed statement in computerized or equivalent form describing the services performed, the time expended each day by each person, the hourly rates charged therefor, total number of hours worked by each person and total dollar amounts charged by each person.

     Please review the terms of this agreement carefully and if you have any questions concerning the foregoing conditions do not hesitate to contact me. If this agreement is acceptable please acknowledge that you have reviewed it, understand it, and desire to represent the Company on the basis of the terms of this agreement by signing and delivering to me the enclosed copy. We recommend that you keep a copy of this agreement in your files.

                         Very truly yours,

                         SAFECARD SERVICES, INC.



                         By:   PAUL G. KAHN
                             ---------------------------
                               Paul G. Kahn



THE ABOVE AGREEMENT IS ACCEPTED AND AGREED TO

THE DILENSCHNEIDER GROUP, INC.


By:   ROBERT L. DILENSCHNEIDER
    -------------------------------
      Robert L. Dilenschneider

            Schedule A - DGI Discounted Hourly Rates




Senior Management Time                    $240.00 Per Hour

Principal Time                            $164.00 Per Hour

Account Staff/Consultants                 $ 60.00-100.00 Per Hour